BlackRock Liquidity Funds: California Money Fund
File Number:
CIK Number:
For the Period Ended:10/31/2008

Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule
enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated , for the period November 1, 2007 through October 31, 2008.

The information will be in the following order:

SALES (IN THOUSANDS)
TRANSACTION DATE
FACE AMOUNT
SECURITY DESCRIPTION
RATE
DUE DATE

11/01/07
$ 2,200
Golden St Tob Securitization
3.35
08/10/11

11/01/07
$ 2,000
Tobacco Settlement Fund Corp
3.47
05/15/39

11/01/07
$ 2,740
Golden St Tob-Float 1237
3.35
06/01/43

01/15/08
$ 15,000
BAY AREA TOLL AUTH CALIF TOLL BRDG
3.04
04/01/20

01/17/08
$ 2,060
GOLDEN ST TOB - SPEARS DB 195
2.97
06/01/35

06/20/08
$ 9,700
CALIFORNIA ST DEPT WTR RES 759
1.62
05/01/10


06/20/08
$ 5,845
PLEASANT VALLEY CALIF SD PT-2783
1.64
08/01/31